EXHIBIT 99.1

NEWS RELEASE

For Release on June 23, 2014	Contact: Steven D. Lance
4:00 PM (ET)	Vice President of Finance/Chief Financial Officer
slance@gigatronics.com
(925) 302-1056

Giga-tronics Reports Results for the Fourth Quarter and FY 2014

(Periods Ending March 29, 2014)

San Ramon, CA – June 23, 2014 – Giga-tronics Incorporated (Nasdaq: GIGA) reported today net sales of $2.9 million for the fourth quarter of fiscal 2014, compared to $2.8 million for the fourth quarter of fiscal 2013. Net sales for fiscal 2014 were $13.3 million, compared to $14.2 million for fiscal 2013. The decreases in net sales were primarily due to fiscal 2013 order fulfillment for the legacy SCPM switch product which was subsequently sold to Teradyne in the first month of fiscal 2014.

Net loss for the fourth quarters of fiscal 2014 and 2013 were $1.3 million and $1.6 million, or $0.25 and $0.31 per fully diluted share, respectively. Net loss for fiscal years 2014 and 2013 were $3.7 million and $4.2 million, or $0.74 and $0.84 per fully diluted share, respectively. The decrease in net loss in fiscal 2014 was primarily due to the net gain recorded from selling the legacy SCPM switch product to Teradyne. Over the past several years the Company has made a significant investment in the development of a new product platform, and delays in its completion contributed to the losses in fiscal 2014 and the fourth quarter of fiscal 2014.

On June 2, 2014, the Company announced a sole-source multi-year agreement with a major aerospace company to develop a variant of its high performance fast tuning YIG filters for a third aircraft platform. In connection with the agreement, the Company has received orders valued at approximately $6.9 million for the non-recurring engineering and for the delivery of a limited number of flight-qualified prototype hardware. The majority of the non-recurring engineering services are expected to be performed over the next twelve months. The Company expects to finalize in the next few months a multi-year follow-on order for approximately $10.0 million associated with the production units, which are anticipated to start shipping in April of 2016.

The Company also announced on June 17, 2017 the receipt of an order from the U.S. Naval Air Warfare Center in Maryland valued at approximately $2.4 million associated with its Model 8003 Precision Scalar Analyzer product. The Company anticipates shipping the equipment to the Navy over the next six months.

Mr. Regazzi the Company’s CEO stated, “While there will continue to be financial challenges for us in the quarters ahead, we are greatly encouraged by the recent YIG filter contract award along with the Naval Air Warfare Center order. We anticipate these orders will significantly contribute to improving the Company’s financial performance during fiscal 2015.”

Mr. Regazzi also commented on the Company’s new product platform, "Today there is a great deal of excitement here at Giga-tronics as the initial units of our new product platform are being assembled. Although we have experienced delays in its completion, we see this new platform as key to the Company’s long term growth and improved operating performance in fiscal 2015 and beyond.”

Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the fourth quarter results. To participate in the call, dial (888) 424-8151 or (847) 585-4422, and enter PIN Code 9178731#. The call will also be broadcast over the internet at www.gigatronics.com under "Investor Relations." The conference call discussion reflects management's views as of June 23, 2014.

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol "GIGA". Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

This press release contains forward-looking statements concerning operating performance, future orders, development of products, long term growth, and shipments. Actual results may differ significantly due to risks and uncertainties, such as: delays in completing the new product platform and delays in customer orders for the new product platform, receipt or timing of future orders, cancellations or deferrals, our ability to continue as a going concern, our need for additional financing, the possibility that we may be delisted from trading on the Nasdaq Capital Market; the volatility in the market price of our common stock; and general market conditions. For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 30, 2013, Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations".

GIGA-TRONICS INCORPORATED CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	March 29, 2014	March 30, 2013
Assets
Current assets:
Cash and cash-equivalents	$1,059	$1,882
Trade accounts receivable, net of allowance of $44 and $35, respectively	1,846	1,666
Inventories, net	3,321	4,560
Prepaid expenses and other current assets	349	442
Total current assets	6,575	8,550
Property and equipment, net	949	751
Other long term-assets	69	59
Total assets	$7,593	$9,360
Liabilities and shareholders' equity
Current liabilities:
Line of credit	$1,165	$577
Current portion of long term debt	200	-
Accounts payable	1,430	788
Accrued payroll and benefits	755	1,047
Deferred revenue	1,329	2,278
Deferred rent	104	81
Capital lease obligations	147	66
Other current liabilities	472	505
Total current liabilities	5,602	5,342
Long term obligation - line of credit	-	280
Long term loan and warrant debt, net of discounts	672	-
Derivative liability, at estimated fair value	128	-
Long term obligations - deferred rent	237	341
Long term obligations - capital lease	77	89
Total liabilities	6,716	6,052
Commitments and contingencies	-	-
Shareholders' equity:
Convertible preferred stock of no par value;
Authorized - 1,000,000 shares
Series A - designated 250,000 shares; no shares at March 29, 2014 and March 30, 2013 issued and outstanding	-	-
Series B - designated 10,000 shares; 9,997 shares at March 29, 2014 and March 30, 2013 issued and outstanding; (liquidation preference of $2,309)	1,997	1,997
Series C - designated 3,500 shares; 3,424.65 shares at March 29, 2014 and March 30, 2013 issued and outstanding; (liquidation preference of $500)	457	457
Series D - designated 6,000 shares; 5,111.86 shares at March 29, 2014 and no shares at March 30, 2013 issued and outstanding; (liquidation preference of $731)	457	-
Common stock of no par value; Authorized - 40,000,000 shares; 5,181,247 shares at March 29, 2014 and 5,079,747 at March 30, 2013 issued and outstanding	16,224	15,132
Accumulated deficit	(18,258)	(14,278)
Total shareholders' equity	877	3,308
Total liabilities and shareholders' equity	$7,593	$9,360

GIGA-TRONICS INCORPORATED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Month Periods Ended		Years Ended
(In thousands except per share data)	March 29, 2014	March 30,2013	March 29, 2014	March 30, 2013
Net sales	$2,905	$2,778	$13,309	$14,187
Cost of sales	2,139	1,818	8,811	8,710
Gross margin	766	960	4,498	5,477

Operating expenses:
Engineering	857	1,123	3,897	4,282
Selling, general and administrative	1,135	1,273	4,809	4,976
Restructuring	(29)	135	331	418
Total operating expenses	1,963	2,531	9,037	9,676

Operating loss	(1,197)	(1,571)	(4,539)	(4,199)

Gain on sale of product line	-	-	913	-
Other income (loss)	(16)	11	(8)	11
Interest expense, net	(53)	(10)	(106)	(16)
Loss before income taxes	(1,266)	(1,570)	(3,740)	(4,204)
Provision for income taxes	-	-	2	2
Net loss	$(1,266)	$(1,570)	$(3,742)	$(4,206)

Loss per common share – basic	$(0.25)	$(0.31)	$(0.74)	$(0.84)
Loss per common share – diluted	$(0.25)	$(0.31)	$(0.74)	$(0.84)

Weighted average common shares used in per share:

Basic	5,060	5,030	5,058	5,030
Diluted	5,060	5,030	5,058	5,030

GIGA-TRONICS INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Month Periods Ended
(In thousands except per share data)	March 29, 2014	December 28, 2013	September 28, 2013	June 29, 2013
Net sales	$2,905	$3,417	$3,950	$3,037
Cost of sales	2,139	2,130	2,629	1,913
Gross margin	766	1,287	1,321	1,124

Operating expenses:
Engineering	857	979	955	1,106
Selling, general and administrative	1,135	1,066	1,295	1,313
Restructuring	(29)	36	129	195
Total operating expenses	1,963	2,081	2,379	2,614

Operating loss	(1,197)	(794)	(1,058)	(1,490)

Gain on sale of product line	-	97	-	816
Other income (loss)	(16)	-	-	8
Interest expense, net	(53)	(21)	(19)	(13)
Loss before income taxes	(1,266)	(718)	(1,077)	(679)
Provision for income taxes	-	-	-	2
Net loss	$(1,266)	$(718)	$(1,077)	$(681)

Loss per common share – basic	$(0.25)	$(0.14)	$(0.21)	$(0.13)
Loss per common share – diluted	$(0.25)	$(0.14)	$(0.21)	$(0.13)

Weighted average common shares used in per share calculation:
Basic	5,060	5,060	5,060	5,052
Diluted	5,060	5,060	5,060	5,052